EXHIBIT 3.2

           FILED CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORAT1ON

   IN THE OFFICE OF THE       (After Issuance of Stock)                Filed by:
 .SECRETARY OF STATE OF THE
     STATE OF NEVADA
       NOV 09 1995

CRYOGENIC SOLUTIONS, INC.
                      Name Of Corporation

No.2325-95       We the undersigned      MICHAEL D. SKILLERN        AND
                                         ------------------------------
                                         President or Vice President

DEAN HELLER
                 DELL T. GIBSON          OF   CRYOGENIC SOLUTIONS, INC.
                 ------------------------------------------------------
                 Secretary or Assistant Secretary   Name of Corporation

          do hereby certify:

      That the Board of Directors of said corporation at a meeting duly convened, held on 30TH Day of October, 1995 adopted a resolution to amend the original articles as follows:

              ARTICLE 4 IS hereby amended to read as follows:

                          The total authorized capital stock of the corporation is Fifty Million (50,000,000) Shares With a Par Value Of One Tenth of a Cent ($0.001).

              The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 4,500,000 that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

         State of  TEXAS

         County of  HARRIS

                                       ss.

    On  NOVEMBER 1, 1995 personally appeared before me, a Notary Public,

    MIKE SKILLERN AND DELL GIBSON, who acknowledged
    Names of Persons Appearing and Signing Document

that they executed the above instrument.
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            (NOTARY STAMP OR SEAL)                  SIGNATURE OF NOTARY